SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): November 24, 2018

RENMIN TIANLI GROUP, INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite K, 12th Floor, Building A, Jiangjing Mansion

228 Yanjiang Ave., Jiangan District, Wuhan City

Hubei Province, China 430010

(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 24, 2018, our Board of Directors elected Guangfu Liu to serve as Chief Executive Officer of our company, effective December 1, 2018. Mr. Liu succeeds Luchang Zhou who resigned concurrently with the election of Mr. Liu.

Mr. Liu, age 54, has extensive experience in the capital markets and has been involved with a number of start-ups in the internet industry. He has held positions in various companies in capital operations, corporate management, corporate strategy, market planning, project management, R&D management and business model development.

Mr. Liu received a master's degree in computer science in 1987 from Southeast University. From 1987 to 1992 he served as an instructor in Computer Science and investment strategies at Shenzhen University. Mr. Liu has developed a number of software products for stock market analysis. From 1992 to 2000, he was chief executive officer of Shenzhen SmartRich Stock Analysis Technology Inc., which he founded to develop and market SmartRich technologies. He has also authored several books focused on stock market analysis and programming in multiple computer languages. Mr. Liu served as a senior consultant in connection with the establishment of the Shenzhen Stock Exchange. From 2000 to 2004, he served as CTO of Dapeng Securities Inc., where he was in charge of information technology and online stock trading. From 2005 to 2009, he served as the deputy CEO of chinae.com, a NASDAQ listed company. From 2010 to 2014, he was the chief executive officer of GPVAQ Inc, operating a points exchange platform of which he was the founder. From 2015 to 2017, he served as deputy CEO of Ginkgo (Yingxin) Capital. Mr. Liu has served as a consultant to Renmin Tianli Group since May 2018.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RENMIN TIANLI GROUP, INC.
Dated: November 28, 2018
	By:	/s/ Hanying Li
Hanying Li
Chief Financial Officer